Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form F-3 (No. 333-111019, 333-119998, 333-126257, 333-143399) and related Prospectus and on Form S-8 (No. 333-118897, 333-113420) pertaining to the Employees’ Stock Option Plan of Pointer Telocation Ltd. and to the incorporation by reference therein of our report dated April 08, 2008 with respect to the consolidated financial statements of Pointer Telocation Ltd. , included in its Annual Report (Form 20-F) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Kost, Forer, Gabbay & Kasierer Kost, Forer, Gabbay & Kasierer
A Member of Ernst & Young Global

Tel-Aviv, Israel
April 08, 2008